Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
www.mibank.com

For Release:	Immediately

Contact:	Patty Cadorin Corporate Communications Director 414 765-7814

DENNIS J. KUESTER TO RETIRE AS CHIEF EXECUTIVE OFFICER OF MARSHALL & ILSLEY CORPORATION IN APRIL 2007

Mark F. Furlong to Succeed Kuester; Kuester Will Continue as Chairman of the Board

Milwaukee, Wis. – December 21, 2006 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today announced that Dennis J. Kuester, 64, will retire as chief executive officer at the Corporation’s Annual Meeting of Shareholders in April 2007 and will be succeeded by Mark F. Furlong, 49, the Corporation’s president. Kuester will continue to serve as chairman of the board.  The transition announced today is part of the Corporation’s succession plan for senior executives.

“I have had the honor of working with outstanding associates at M&I for over 30 years,” said Kuester, “and as I make this transition, I do so with a great deal of confidence in our strong management team.  Their expertise and experience will enable M&I to maintain its reputation as a top-tier financial services provider.”  Kuester continued, “I am very fortunate that this new phase of my life will enable me to spend more time with my family and a number of outside activities that have been important to me.”

Kuester joined Marshall & Ilsley Corporation in 1976 as vice president of M&I Data Services (now Metavante Corporation).  He became president of M&I Data Services in 1985, and chairman and chief executive officer in 1993. In 1987, he was elected president of Marshall & Ilsley Corporation; chief executive officer in 2002; and chairman in 2005.

Mark Furlong joined M&I in 2001 as chief financial officer.  He became president of M&I Marshall & Ilsley Bank in 2004, and president of Marshall & Ilsley Corporation in 2005.  Prior to joining M&I, Furlong’s experience in the financial services industry included serving as executive vice president and chief financial officer for Old Kent Financial Corp, as first vice president, Corporate Development/Commercial Banking, for H.F. Ahmanson & Co., and as an audit partner at Deloitte & Touche.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $55.5 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank. M&I Bank has 195 offices throughout the state. In addition, M&I has 45 locations throughout Arizona; 17 offices in Kansas City and nearby communities; 17 offices on Florida’s west coast; 17 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; three offices in Tulsa, Okla.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 15 offices in the greater St. Louis area. Metavante Corporation, a wholly owned subsidiary, provides a full array of technology products and services for the financial services industry. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

###